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Exhibit 3.23

ARTICLES OF INCORPORATION

OF

ECLECTIC COMMUNICATIONS, INC.

ARTICLE I

        That the name of this corporation is:

ECLECTIC COMMUNICATIONS, INC.

ARTICLE II

        The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE III

        The name and address in the State of California of this corporation's initial agent for service of process is: Arthur R. McDonald, 3719 W. Judy Lane, Visalia, California 93277.

ARTICLE IV

        A.    That this corporation is authorized to issue one class of shares of stock which will consist of 100,000 shares.

        B.    PREEMPTIVE RIGHTS:    Each shareholder or subscriber to shares of this corporation shall be entitled to full preemptive or preferential rights, as such rights have been heretofore defined by the laws of the State of California, to purchase and/or subscribe for his proportionate part of any shares which may be issued at any time by this corporation.

        DATED: April 20, 1977.

/s/ ARTHUR R. MCDONALD
Arthur R. McDonald
I hereby declare that I am the person who executed the foregoing Articles of Incorporation, which execution is my act and deed.
/s/ ARTHUR R. MCDONALD
Arthur R. McDonald

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ARTICLES OF INCORPORATION OF ECLECTIC COMMUNICATIONS, INC.